Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
UAP HOLDING CORP.
at
$39.00 Net Per Share
by
AGRIUM U.S. INC.
an indirect wholly-owned subsidiary of
AGRIUM INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, JANUARY 8, 2008, UNLESS THE OFFER IS EXTENDED.

Agrium U.S. Inc., a Colorado corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Agrium Inc., a corporation governed by the Canada Business Corporations Act (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of UAP Holding Corp., a Delaware corporation (the “Company”), at a purchase price of $39.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 2, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Utah Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and subject to certain conditions described in this Offer to Purchase, Merger Sub will merge with and into the Company (the “Merger”) and all then outstanding Shares (other than those held by Purchaser or Parent or their subsidiaries or by shareholders who exercise appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price without interest thereon and less any required withholding taxes.

The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders; (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares in the Offer and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares which, when added to any Shares already owned by Parent or Purchaser (but excluding any Shares subject to the Top-Up Option (as defined herein)), represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof, other than derivative securities or other rights to acquire Shares that are converted into the right to receive only cash upon (and are not, and will not be, exercisable for or convertible into Shares following) the time of acceptance of Shares for payment (the “Acceptance Time”) and any Shares subject to the Top-Up Option) at the time of the expiration of the Offer (such condition, the “Minimum Tender Condition”); (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (iii) the Competition Act (Canada) approval having been obtained; and (iv) there not being any Material Adverse Effect (as defined herein) since August 26, 2007 and prior to the Acceptance Time. The Offer is also subject to certain other conditions described in Section 15 — “Conditions to the Offer.” There is no financing condition to the Offer.

A summary of the principal terms of the Offer appears on pages S-(i) through S-(vii). You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

The Information Agent for the Offer is:

December 10, 2007

IMPORTANT

If you wish to tender all or any portion of your Shares in the Offer, you should either:

(i) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the executed Letter of Transmittal or such executed facsimile thereof (together with the stock certificates representing the Shares to be tendered and all other required documents) to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase, or

(ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares in the Offer.

If you wish to tender your Shares in the Offer and the certificates representing your Shares are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis or you cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender such Shares by following the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance in connection with the Offer should be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at our expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be found at www.sec.gov.

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SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Parent, Purchaser and Merger Sub (as defined below) have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in the Offer to Purchase has been provided to Parent, Purchaser and Merger Sub by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with U.S. securities regulatory authorities and other public sources at the time of the Offer. Parent, Purchaser and Merger Sub have not independently verified the accuracy or completeness of such information. Parent, Purchaser and Merger Sub have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent, Purchaser and Merger Sub or taken from or based upon such documents and records filed with the U.S. securities regulatory authorities are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of UAP Holding Corp.

Price Offered Per Share	$39.00 in cash, without interest and less any required withholding taxes.

Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of Tuesday, January 8, 2008, unless the Offer is otherwise extended. See Section 1 — “Terms of the Offer.”

Purchaser	Agrium U.S. Inc., an indirect wholly-owned subsidiary of Agrium Inc.

Who is offering to buy my shares?

Our name is Agrium U.S. Inc. We are a Colorado corporation and an indirect wholly-owned subsidiary of Agrium Inc., which is a corporation governed by the Canada Business Corporations Act. Agrium Inc. is a major retailer of agricultural products and services in both North and South America and a global producer and wholesale marketer of nutrients for agricultural, specialty and industrial markets. Agrium Inc. produces and markets three primary groups of nutrients (nitrogen, phosphate and potash) as well as controlled release fertilizers.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms “Purchaser,” “us,” “we” and “our” to refer to Agrium U.S. Inc. and, where appropriate, Agrium Inc. and Utah Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Agrium U.S. Inc. We use the term “Parent” to refer to Agrium Inc. alone, the term “Merger Sub” to refer to Utah Acquisition Co. alone and the term the “Company” to refer to UAP Holding Corp.

See “Introduction” and Section 9 — “Certain Information Concerning Parent, Purchaser and Merger Sub.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of Company common stock that are the subject of the Offer.

See “Introduction” and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $39.00 per Share, net to the seller in cash, without interest and less any required withholding taxes. We refer to this amount as the “Offer Price.”

See “Introduction” and Section 1 — “Terms of the Offer.”

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Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the institution that holds your Shares to determine whether any charges will apply.

See “Introduction” and Section 3 — “Procedure for Tendering Shares.”

Is there an agreement governing the Offer?

Yes. Merger Sub, Parent and the Company have entered into an Agreement and Plan of Merger dated as of December 2, 2007 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Merger Sub with and into the Company (the “Merger”).

See Section 13 — “The Transaction Documents — The Merger Agreement” and Section 15 — “Conditions to the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares which, when added to any Shares already owned by Parent or Purchaser (but excluding any Shares subject to the Top-Up Option (as defined herein)), represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof, other than derivative securities or other rights to acquire Shares that are converted into the right to receive only cash upon (and are not, and will not be, exercisable for or convertible into Shares following) the time of acceptance of Shares for payment (the “Acceptance Time”) and any Shares subject to the Top-Up Option) at the time of the expiration of the Offer (such condition, the “Minimum Tender Condition”);

•	any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated;

•	the Competition Act (Canada) approval having been obtained; and

•	there not being any Material Adverse Effect (as defined herein) since August 26, 2007 and prior to the Acceptance Time.

The Offer is also subject to other conditions described in Section 15 — “Conditions to the Offer.” There is no financing condition to the Offer.

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $2.15 billion to purchase all of the Shares pursuant to the Offer and consummate the Merger, plus related fees and expenses. Parent will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are validly tendered in the Offer and not withdrawn and to consummate the Merger. There is no financing condition to the Offer.

See Section 10 — “Source and Amount of Funds.”

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Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	if we consummate the Offer, we will acquire all remaining Shares not purchased in the Offer for the same cash price in the subsequent Merger of Merger Sub with and into the Company; and

•	in the Merger Agreement, Parent and Merger Sub have represented that they will have sufficient cash available to consummate the Offer and the Merger.

What does the Board of Directors of the Company recommend?

The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders; (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if required by applicable law, adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

A description of the reasons why the Company’s Board of Directors approved the Offer and the Merger is set forth in the Company’s Schedule 14D-9 that is being mailed to you together with this Offer to Purchase.

Is there a deadline for tendering my Shares?

Yes. You will have until 12:00 midnight, New York City time, at the end of Tuesday, January 8, 2008, to tender your Shares in the Offer, unless we extend the Offer. In addition, if we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares, which procedure is described in Section 3 — “Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, if any of the conditions to the Offer have not been satisfied or waived, we will extend (and re-extend) the Offer beyond January 8, 2008 for successive periods of up to seven business days each (or such longer period as may be agreed between Parent and the Company) until the earlier to occur of (i) the satisfaction or waiver of the conditions to the Offer and (ii) June 2, 2008, or September 2, 2008 if such period is extended by the terms of the Merger Agreement in certain circumstances.

In addition, we may extend the Offer for any period required by applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the NASDAQ Global Market (“Nasdaq”) or any other stock exchange or automated quotation system applicable to the Offer. Notwithstanding the foregoing, following 12:00 midnight, New York City time at the end of January 8, 2008 (the “Expiration Date”), Parent and Merger Sub may terminate the Merger Agreement and Parent and Purchaser may withdraw the Offer if the Minimum Tender Condition is not satisfied by the later of (i) 20 business days following the initial Expiration Date and (ii) 15 business days following the announcement by Purchaser that necessary approvals under applicable U.S. and Canadian antitrust laws have been obtained (with such time period extended for an additional 20 business days if, upon the expiration of such 15 business day period, a competing takeover proposal for the Company has been publicly announced and not withdrawn).

We may also elect to provide a subsequent offering period for the Offer if, following the consummation of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer constitute less than 90 percent of the then

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outstanding Shares. A subsequent offering period, if included, will be an additional period of between three and 20 business days beginning the next business day after the expiration of the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will also immediately accept and promptly pay for all Shares that are validly tendered during any such subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

See Section 1 — “Terms of the Offer.”

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

See Section 1 — “Terms of the Offer.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary. You should contact the institution that holds your Shares for more details.

If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

See Section 3 — “Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time until the Offer has expired. You may also withdraw any previously tendered and not accepted Shares at any time after February 7, 2008, if we have not accepted your Shares for payment prior to that date.

If we provide for a subsequent offering period, however, you will not be able to withdraw during the subsequent offering period any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

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If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 — “Withdrawal Rights.”

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 90 percent of the outstanding Shares in the Offer at the Acceptance Time or upon the completion of any subsequent offering period, we have the option, subject to certain limitations, to purchase from the Company up to a number of additional Shares sufficient to cause us (including any of our subsidiaries) to own at least 90 percent of the Shares then outstanding at a price per Share equal to the Offer Price to enable us to effect a short-form merger. We refer to this option as the “Top-Up Option.” The Top-Up Option cannot be exercised if (i) the number of Top-Up Option shares would exceed the number of authorized but unissued Shares, (ii) following the exercise of the Top-Up Option, we would not hold at least 90 percent of the outstanding Shares or (iii) any judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the issuance of Shares upon such exercise.

See Section 13 — “The Transaction Documents — The Merger Agreement.”

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, Merger Sub will merge with and into the Company and all then outstanding Shares (other than those held by Purchaser or Parent or their subsidiaries or by shareholders who exercise appraisal rights under Delaware law) will be cancelled and converted into the right to receive the Offer Price, without interest thereon and less any required withholding taxes. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Furthermore, if pursuant to the Offer or otherwise we own in excess of 90 percent of the outstanding Shares, we may effect the Merger without any further action by the stockholders of the Company.

See Section 13 — “The Transaction Documents — The Merger Agreement.”

If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights (as described below), receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 — “Appraisal Rights.” If the Offer is consummated but the Merger is not consummated, however, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See “Introduction” and Section 7 — “Possible Effects of Offer on Listing, Market for Shares and SEC Registration.”

If the Offer is consummated, will the Company remain a public company?

No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company will no longer be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be an active public trading market for the Shares (or possibly, there may not be any public trading market); and

•	the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for

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termination of the registration of the Shares under the Securities Exchange Act of 1934 as soon after the completion of the Offer as the requirements for such termination are met.

See Section 7 — “Possible Effects of Offer on Listing, Market for Shares and SEC Registration.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights.

See Section 17 — “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On November 30, 2007, the last day of trading before the public announcement by Parent and the Company of the terms of the Offer and the Merger, the reported closing sales price on Nasdaq was $29.91 per Share. On December 7, 2007, the last day of trading before the commencement of the Offer, the reported closing sales price on Nasdaq was $38.26 per Share. The Offer Price represents a premium of 27 percent over the Company’s volume weighted average Share price for the 20 trading days immediately preceding the public announcement of the Offer and the Merger and a premium of 30 percent over the closing price on the last day of trading before the public announcement of the Offer and Merger. We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

What will happen to my employee stock options in the Offer?

The Offer is made only for Shares and is not made for any employee stock options to purchase Shares that were granted under any Company stock option plan (“Options”). Pursuant to the Merger Agreement, each Option that is not fully vested and exercisable and that is outstanding immediately prior to the Acceptance Time will automatically become fully vested and exercisable effective as of the Acceptance Time. On the occurrence of the Acceptance Time, each holder of an Option will have the right to receive from the Company, no later than five business days after the Acceptance Time, an amount in cash, without interest and less any required withholding taxes, equal to (i) the excess of the Offer Price over the per Share exercise price of the Option multiplied by (ii) the aggregate number of Shares into which the Option was exercisable immediately prior to the Acceptance Time.

What will happen to my restricted stock units in the Offer?

The Offer is made only for Shares and is not made for any restricted stock units granted under any Company incentive plan (“RSUs”). Pursuant to the Merger Agreement, each RSU that is not fully vested and exercisable and that is outstanding immediately prior to the Acceptance Time will automatically become fully vested and exercisable effective as of the Acceptance Time. On the occurrence of the Acceptance Time, each holder of an RSU will have the right to receive from the Company, no later than five business days after the Acceptance Time, an amount in cash, without interest and less any required withholding taxes, equal to the Offer Price.

What will happen to my deferred equity units in the Offer?

The Offer is made only for Shares and is not made for any deferred equity units granted under any Company deferred compensation plan (“Deferred Equity Units”). Pursuant to the Merger Agreement, all amounts held in participant accounts and denominated in Shares either under the Company’s deferred compensation plan or pursuant to individual deferred compensation agreements will automatically become fully vested (based on a deemed achievement of any applicable performance targets at the maximum level). On the occurrence of the Acceptance Time, each Deferred Equity Unit will be converted into the right to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the aggregate number of Shares deemed held in such participant’s accounts.

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Each holder of a Deferred Equity Unit will have the right to receive payment or distribution in accordance with the terms of the agreement, plan or arrangement relating to such Deferred Equity Unit.

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5 — “Material Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Whom should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect) if you are a bank or broker. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

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To the Stockholders of UAP Holding Corp.:

INTRODUCTION

We, Agrium U.S. Inc., a Colorado corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Agrium Inc., a corporation governed by the Canada Business Corporations Act (“Parent”), are offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of UAP Holding Corp., a Delaware corporation (the “Company”), at a purchase price of $39.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of December 2, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Utah Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), and the Company. The Merger Agreement provides, among other things, for the making of the Offer and also provides that after the consummation of the Offer and upon the terms and subject to certain conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 17 — “Appraisal Rights” and any Shares held by the Company, Parent and any of their subsidiaries (including us)) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any required withholding taxes. The Merger Agreement is more fully described in Section 13 — “The Transaction Documents — The Merger Agreement,” which also contains a discussion of the treatment of employee stock options, restricted stock units and deferred equity units.

Stockholders of record who tender directly to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on our purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), for their respective services in connection with the Offer and the Merger. See Section 18 — “Fees and Expenses.”

The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders; (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if required by applicable law, adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Company has advised Parent that J.P. Morgan Securities Inc. (“JPMorgan”), the Company’s financial advisor, rendered its opinion to the Board of Directors of the Company to the effect that, as of December 2, 2007 and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. The full text of JPMorgan’s written opinion, dated as of December 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the Securities and Exchange Commission and which will be mailed to the Company’s stockholders with this Offer to Purchase. JPMorgan provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Offer and the Merger. The JPMorgan opinion does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the Merger or the adoption of the Merger Agreement or any other matter.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares which, when added to any Shares already owned by Parent or Purchaser (but excluding any Shares subject to the Top-Up Option, as defined herein), represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof other than derivative securities or other rights to acquire Shares that are converted into the right to receive only cash upon (and are not, and will not be, exercisable for or convertible into Shares following) the time of acceptance of Shares for payment (the “Acceptance Time”) and any Shares subject to the Top-Up Option) at the time of the expiration of the Offer (such condition, the “Minimum Tender Condition”); (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (“HSR Act”), having expired or been terminated; (iii) the Competition Act (Canada) (the “Competition Act”) approval having been obtained; and (iv) there not being any Material Adverse Effect (as defined herein) since August 26, 2007 and prior to the Acceptance Time. The Offer is also subject to certain other conditions described in Section 15 — “Conditions to the Offer.” There is no financing condition to the Offer.

The Company has represented that as of November 30, 2007 there were 52,457,020 Shares issued and outstanding, 1,411,305 options (“Options”) issued under Company stock option plans and outstanding, 1,411,305 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of Options or the exercise of Options, 1,256,505 restricted stock units (“RSUs”) issued under Company incentive plans and outstanding, and 5,495,650 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of RSUs or the settlement of RSUs or in connection with the distribution of Shares with respect to deferred equity units (“Deferred Equity Units”).

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of the Company, if required by Delaware law. Under Delaware law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of the Company’s capital stock that would be necessary to adopt the Merger Agreement at any required meeting of the Company’s stockholders. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. In addition, Delaware law provides that if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the Board of Directors or the stockholders of such other corporation. Under the Merger Agreement, if, as of or immediately following the Acceptance Time or the expiration of any subsequent offering period, Purchaser and Parent, taken together, own at least 90 percent of the outstanding Shares (including Shares issued pursuant to the Top-Up Option), Parent and the Company are required to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”).

No appraisal rights are available in connection with the Offer; however, under Delaware law, stockholders continuing to own their Shares at the time of the Merger who do not vote in favor of the Merger and properly perfect their appraisal rights will have appraisal rights in connection with the Merger. See Section 17 — “Appraisal Rights.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made by any stockholder with respect to the Offer.

THE OFFER

1.	Terms of the Offer.

Purchaser is offering to purchase all of the outstanding Shares of the Company. According to the Company, as of November 30, 2007, there were 52,457,020 Shares issued and outstanding, 1,411,305 Options issued and outstanding, 1,411,305 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of Options or the exercise of Options, 1,256,505 RSUs issued and outstanding, and 5,495,650 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of RSUs or the settlement of RSUs or in connection with the distribution of Shares with respect to Deferred Equity Units.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn. The term “Expiration Date” means 12:00 midnight, New York City time, at the end of Tuesday, January 8, 2008 (the “Expiration Date”), unless we shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by us, will expire.

The Offer is conditioned upon the Minimum Tender Condition and the other conditions described in Section 15 — “Conditions to the Offer.”

We have agreed in the Merger Agreement to extend the Offer beyond the Expiration Date for successive periods of up to seven business days each (or such longer period as may be agreed between Parent and the Company) until the earlier to occur of (i) the satisfaction or waiver of the conditions to the Offer and (ii) June 2, 2008, or September 2, 2008 if such period is extended by the terms of the Merger Agreement in certain circumstances (the “Outside Date”). In addition, we have agreed to extend the Offer beyond the Expiration Date for any period required by applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the NASDAQ Global Market (“Nasdaq”) or any other stock exchange or automated quotation system applicable to the Offer. Notwithstanding the foregoing, following the initial Expiration Date of the Offer, Parent and Merger Sub may terminate the Merger Agreement and Parent and Purchaser may withdraw the Offer if the Minimum Tender Condition is not satisfied by the later of (i) 20 business days following the initial Expiration Date and (ii) 15 business days following the announcement by Purchaser that necessary approvals under applicable U.S. and Canadian antitrust laws have been obtained (with such time period extended for an additional 20 business days if, upon the expiration of such 15 business day period, a competing takeover proposal for the Company has been publicly announced and not withdrawn).

Pursuant to the terms of the Merger Agreement, in the event the first date of acceptance of Shares for payment (the “Acceptance Date”) occurs but Parent does not acquire a number of Shares sufficient to enable a short-form merger to occur (assuming exercise of the Top-Up Option in full), Parent and Purchaser may elect, without the consent of the Company, to provide one or more subsequent offering periods for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for a number of days to be determined by Parent, which will be not less than three nor more than 20 business days in the aggregate.

We also have agreed in the Merger Agreement that, without the prior written consent of the Company, we will not (i) waive the Minimum Tender Condition, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) reduce the time period during which the Offer will remain open, or (vi) modify any of the tender offer conditions as described in Section 15 — “Conditions to the Offer” or amend any other term of the Offer in any manner adverse to the holders of the Shares.

If we extend the Offer, or are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer (other than the Minimum Tender Condition, which may not be waived without the prior written consent of the Company), increase the Offer Price and make changes in the terms and conditions of the Offer in any respect. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15 — “Conditions to the Offer.” Under certain circumstances, we and Parent may terminate the Merger Agreement and the Offer.

After the expiration of the Offer and acceptance of the Shares tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide one or more subsequent offering periods, if, following the consummation of the Offer, Parent does not acquire a number of Shares representing at least 90 percent of the then outstanding Shares (assuming exercise of the Top-Up Option in full), which will be sufficient to enable a short form merger to occur. A subsequent offering period, if included, will be an additional period of between three and 20 business days beginning on the next business day following the Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

Under the Merger Agreement, if we do not acquire at least 90 percent of the outstanding Shares in the Offer at the Acceptance Time or upon the completion of any subsequent offering period, we have the option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in the Merger Agreement, to purchase from the Company up to that number of Shares equal to a number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Purchaser (including any of their subsidiaries) at the time of such exercise, will constitute more than 90 percent of the Shares outstanding immediately after exercise of the Top-Up Option at a price per Share equal to the Offer Price. The Top-Up Option can not be exercised if (i) the number of Top-Up Option shares would exceed the number of authorized but unissued Shares, (ii) following the exercise of the Top-Up Option, Parent or Purchaser (including any of their subsidiaries) would not hold at least 90 percent of the outstanding Shares or (iii) any judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the issuance of Shares upon such exercise.

The Company has provided us with a list of its stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction (or, to the extent permitted by the Merger Agreement, waiver by Parent or Purchaser) of the tender offer conditions, Purchaser will immediately accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer on or after the Expiration Date. If Purchaser will commence a subsequent offering period in connection with the Offer, Purchaser will immediately accept for payment and pay as soon as possible for all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions to the Offer.”

In all cases, we will pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. See Section 3 — “Procedure for Tendering Shares.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when we give oral or written notice to the Depositary of our acceptance of such Shares for payment pursuant to the Offer. We will pay for Shares accepted for payment pursuant to the Offer by deposit of the total Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under Section 15 — “Conditions to the Offer,” the Depositary, on our behalf, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained with DTC), promptly after the expiration, termination or withdrawal of the Offer.

3.	Procedure for Tendering Shares.

Valid Tenders.  For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or (ii) an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (a) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guarantee of Signatures.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot deliver all required documents to the Depositary prior to the Expiration Date, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may nevertheless tender your Shares by satisfying all of the following requirements:

(i) your tender must be made by or through an Eligible Institution;

(ii) the Depositary must receive a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, prior to the Expiration Date; and

(iii) the Depositary must receive certificates representing all of your tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or by facsimile or mail and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at your election, option and risk. Delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, we recommend that all documents be sent by properly insured registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Withholding Tax.  To prevent backup federal income tax withholding with respect to payment of the purchase price of Shares purchased in the Offer, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding tax by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying your exemption from backup withholding. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold 28 percent of any payments made to that stockholder. All stockholders surrendering shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding, or otherwise establish a basis for exemption. Certain stockholders (including, among others, all corporations and certain foreign persons) are not subject to backup withholding. In order for a foreign stockholder to qualify as an exempt payee, such stockholder should complete and sign an appropriate Form W-8 to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Determinations of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Shares that are determined by us not to be in proper form or the acceptance of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (other than the Minimum Tender Condition) or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of any other stockholder. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment as Proxy.  By executing the Letter of Transmittal as set forth above (or, in the case of book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), unless your Shares are withdrawn, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 2, 2007). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by you with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). Our designees will, with respect to the Shares for which such appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole judgment deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of the stockholders.

Binding Agreement.  The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the terms and conditions of the Offer and our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

You may withdraw Shares tendered in the Offer at any time on or prior to the Expiration Date. Thereafter, your tenders are irrevocable, except that they may be withdrawn at any time after February 7, 2007 unless we have accepted your Shares for payment. If our purchase of or payment for Shares is delayed for any reason or if we are unable to purchase or pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn except to the extent that you are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer will fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For your withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares,” any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal and our determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, you may re-tender withdrawn Shares at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 — “Procedure for Tendering Shares.”

We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Material Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer and Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). As used herein, “holder” means a beneficial owner of Shares that is an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia; a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income tax regardless of its source. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Department of Treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein and could be made on a retroactive basis. This summary addresses only Shares held as capital assets within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, some stockholders, such as persons who acquired their shares through the exercise of options or warrants, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers or traders in securities or commodities, non-U.S. persons, persons who hold shares as a position in a “straddle” or as part of a “hedge,” “conversion transaction” or other integrated investment, persons who received shares as compensation, persons whose functional currency is other than the U.S. dollar, or persons that are partners in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer.

The receipt of cash for Shares pursuant to the Offer or Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the amount of cash received by the holder and such holder’s adjusted federal income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes and will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

Each holder of Shares is urged to consult his or her own tax advisor with respect to the U.S. federal, state and local consequences of participating in the Offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

The material U.S. federal income tax consequences set forth above are based upon current law. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the applicability of the rules discussed above to you and the particular tax effects of the Offer and the Merger to you, including the application and effect of state, local and other tax laws.

Information Reporting and Backup Withholding

Payments in connection with the Offer or the Merger will be subject to information reporting and may be subject to “backup withholding” at a 28 percent rate unless the stockholder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and foreign persons) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that he or she is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide the Depositary with a correct TIN may also be subject to penalties imposed by the Internal Revenue Service (the “IRS”).

To prevent backup withholding and possible penalties, each stockholder surrendering shares pursuant to the Offer that is a U.S. person should complete and sign the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a foreign stockholder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding may be credited or refunded against the stockholder’s U.S. federal income tax liability. All stockholders are advised to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of exchanging Shares for cash pursuant to the Offer in light of their own particular circumstances.

6.	Price Range of Shares; Dividends on Shares.

The Shares currently trade on the Nasdaq under the symbol “UAPH.” According to the Company, as of November 30, 2007, there were 52,457,020 Shares issued and outstanding, 1,411,305 Options issued and outstanding, 1,411,305 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of Options or the exercise of Options, 1,256,505 RSUs issued and outstanding, and 5,495,650 Shares reserved and available for issuance upon or otherwise deliverable in connection with the grant of RSUs or the settlement of RSUs or in connection with the distribution of Shares with respect to Deferred Equity Units.

The following table sets forth the high and low sales prices per Share for each quarterly period within the two preceding fiscal years and for the first three quarterly periods within the current fiscal year, as reported by Nasdaq.

	High	Low

Fiscal Year Ended February 26, 2006:
Fourth Quarter	$22.84	$18.71
Third Quarter	19.60	16.06
Second Quarter	19.76	14.32
First Quarter	16.97	13.70
Fiscal Year Ended February 25, 2007:
Fourth Quarter	$26.63	$21.66
Third Quarter	25.28	20.25
Second Quarter	23.82	17.72
First Quarter	23.90	19.52
Fiscal Year Ending February 24, 2008:
Third Quarter	$32.37	$27.93
Second Quarter	33.19	26.03
First Quarter	29.81	22.75

On November 30, 2007, the last full day of trading before the public announcement by Parent and the Company of the terms of the Offer and the Merger, the reported closing sales price on Nasdaq was $29.91 per Share. On December 7, 2007, the last full day of trading before the commencement of the Offer, the reported closing sales price on Nasdaq was $38.26 per Share. The Offer Price represents a premium of 27 percent over the Company’s volume weighted average Share price for the 20 trading days immediately preceding the public announcement of the Offer and the Merger and a premium of 30 percent over the closing price on the last full day of trading before the public announcement of the Offer and the Merger. We urge you to obtain current market quotations for the Shares and to review all information received from the Company, including the materials referred to in Section 8 — “Certain Information Concerning the Company.”

Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (i) dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its stockholders and (ii) quarterly dividends on the Shares in an amount not to exceed $0.225 per Share per quarter, in each case during the period from December 2, 2007 to the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

7.	Possible Effects of Offer on Listing, Market for Shares and SEC Registration.

Our purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, the Company has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (v) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (vi) (A) the Company has stockholders’ equity of less than $2.5 million, (B) the market value of the Company’s listed securities is less than $35 million over a ten consecutive business day period, and (C) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than ten percent of the Shares, will not be considered as being publicly held for this purpose. According to the Company, as of November 30, 2007, there were 52,457,020 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

If the Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares would no longer be eligible for Nasdaq listing. Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General.  The Company is a Delaware corporation with its principal executive offices located W. 4th Street, Greeley, Colorado 80634 and its telephone number at such office is (970) 356-4400. The Company is the holding company of UAP Inc., which, along with its subsidiaries, is the largest independent distributor of agricultural and non-crop products in the United States and Canada. UAP Inc. and its subsidiaries market a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. They also provide a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs.

Available Information.  The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on June 26, 2007 and distributed to the Company’s stockholders. Such information also will be available in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

Financial Projections.  Certain financial projections prepared by the Company’s management were made available to us in connection with our due diligence review of the Company.

The Company has advised us that its financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in the Company’s periodic reports. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

Other than as indicated below, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the acquisition of the Company by us pursuant to the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of the Company to delay or cancel purchases of the Company’s products and services pending the consummation of the Offer and the Merger or the clarification of our intentions with respect to the conduct of the Company’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of the Company to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The Company has advised us that the financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the financial projections herein will not be deemed an admission or representation by the Company or us that they are viewed by the Company or us as material information of the Company, and in fact the Company has advised us that it views the financial projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

THE COMPANY’S
PROJECTED CONSOLIDATED STATEMENT OF EARNINGS

	2008FC	2009	2010	2011	2012
	(dollars in millions)

Net sales	$3,212.5	$3,726.4	$4,321.8	$4,782.6	$5,265.1
Gross profit	481.9	565.5	666.2	747.3	827.7
EBITDA	205.4	249.4	314.1	365.1	416.7
Operating income	184.5	223.9	282.8	329.7	378.0

The Company has advised us that the financial projections presented above contain certain pro forma adjustments after giving effect to potential acquisitions during the periods presented and commencing primarily in fiscal year 2009. The financial projections are intended for informational purposes only and are not necessarily indicative of and do not purport to represent what the Company’s future financial condition will be. The Company has advised us that, if such potential acquisitions were not to occur, the financial projections may be significantly lower, with projected net sales reduced to approximately the amounts set forth in the table below:

	2008FC	2009	2010	2011	2012
	(dollars in millions)

Net sales	$3,212.5	$3,326.4	$3,472.8	$3,632.6	$3,796.1

9.	Certain Information Concerning Parent, Purchaser and Merger Sub.

Parent is a corporation governed by the Canada Business Corporation Act. Parent’s principal executive offices are located at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Canada. The telephone number of Parent’s principal executive offices is (403) 225-7000. Parent is a major retailer of agricultural products and services in both North and South America and a global producer and wholesale marketer of nutrients for agricultural, specialty and industrial markets. Parent produces and markets three primary groups of nutrients (nitrogen, phosphate and potash) as well as controlled release fertilizers.

Purchaser is a Colorado corporation that was initially incorporated as Cominco Fertilizers (U.S.) Inc. on February 10, 1993. Purchaser changed its name to Agrium U.S. Inc. on June 1, 1995. Purchaser’s principal executive offices are at 4582 S. Ulster Street, Suite 1700, Denver, Colorado 80237. The telephone number of its principal executive offices is (303) 804-4400. Purchaser is an indirect wholly-owned subsidiary of Parent. Purchaser is a manufacturer and distributor of fertilizers. Purchaser produces and distributes four major crop nutrients: nitrogen, phosphate, potash, and sulfate fertilizers for the wholesale market, and operates a network of more than 400 retail farm centers in the U.S.

Merger Sub is a Delaware corporation incorporated on November 29, 2007, with principal executive offices at: c/o Agrium U.S. Inc., 4582 S. Ulster Street, Suite 1700, Denver, Colorado 80237. The telephone number of its principal executive offices is (303) 804-4400. To date, Merger Sub has engaged in no activities other than those incident to its formation and the Merger Agreement. Merger Sub is an indirect wholly-owned subsidiary of Parent.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Parent, Purchaser and Merger Sub and certain other information are set forth on Annex I hereto.

Except as described elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of Parent, Purchaser and Merger Sub and, to the knowledge of Parent, Purchaser and Merger Sub, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Parent, Purchaser, Merger Sub or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, Purchaser, Merger Sub and, to the knowledge of Parent, Purchaser and Merger Sub, the other persons or entities referred to in clause (i) above has effected any transaction in Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, Purchaser, Merger Sub and, to the knowledge of Parent, Purchaser and Merger Sub, the other persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Purchaser, Merger Sub, their subsidiaries or, to knowledge of Parent, Purchaser and Merger Sub, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Purchaser, Merger Sub, their subsidiaries or, to the knowledge of Parent, Purchaser and Merger Sub, any of the other persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of the Company, an election of directors or a sale or other transfer of a material amount of assets of the Company.

Additional Information.  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 — “Certain Information Concerning the Company.”

10.	Source and Amount of Funds.

We estimate that it will cost an aggregate of approximately $2.15 billion to purchase all the Shares pursuant to the Offer and consummate the Merger, plus related fees and expenses. We expect to have sufficient funds to satisfy our obligations to consummate the purchase of all the Shares pursuant to the Offer and the Merger. Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

Parent expects to obtain the necessary amount to fund the Offer and to consummate the Merger from (i) borrowings under the Tranche B Facility and Tranche C Facility (each as defined below) pursuant to a new commitment letter entered into in connection with these transactions and (ii) the net proceeds from the offering of common shares of Parent. Parent intends to use the net proceeds from the offering of common shares of Parent to partially fund the Offer and the Merger in place of borrowing funds under the Tranche A Facility (as defined below) and, upon closing of the offering, Parent expects to cancel the Tranche A Facility. No other plans or arrangements have been made to finance or repay such financing after the consummation of the Offer and the Merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize.

New Commitment Letter.  In connection with the Offer, Parent has obtained a commitment from Royal Bank of Canada (“Royal Bank”), dated December 2, 2007, pursuant to which Royal Bank has committed to provide Parent senior unsecured credit facilities to partially finance the Offer and the Merger plus certain related fees and expenses comprised of: (i) a nine-month bridge credit facility in an aggregate principal amount of up to $1.25 billion (the “Tranche A Facility”), (ii) an 18-month bridge credit facility in an aggregate principal amount of up to $900 million (the “Tranche B Facility”) and (iii) a five-year term credit facility in an aggregate principal amount of up to $460 million (the “Tranche C Facility” and collectively with the Tranche A Facility and the Tranche B Facility, the “Acquisition Credit Facilities”). The Acquisition Credit Facilities are to be documented in a definitive credit agreement (the “Credit Agreement”) on a date no later than September 2, 2008 (such date being the “Credit Facility Closing Date”).

Each of the Tranche A Facility and Tranche B Facility will be available by way of one or more drawdowns at any time during the period commencing on the Credit Facility Closing Date and ending on the date 120 days thereafter (the “Expiry Date”). The Tranche C Facility will be available by way of a single drawdown at any time during the period commencing on the Credit Facility Closing Date and ending on the Expiry Date. Amounts drawn under the Acquisition Credit Facilities are non-revolving and will bear interest at rates determined by reference to then current LIBOR rates plus an amount determined based on the credit ratings on our outstanding senior unsecured non-credit enhanced long-term indebtedness. The net cash proceeds of any debt or equity offering by us or from certain asset sales, or any negative adjustment to the merger consideration (which shall be equal to the Offer Price, the “Merger Consideration”) and consequential cash refunds to us must be applied by us to prepay borrowings under the Acquisition Credit Facilities and to repay certain amounts under our existing credit facility. We expect to enter into the Credit Agreement after the date hereof and prior to consummation of the Merger. The Credit Agreement is expected to contain customary representations, warranties, and covenants for transactions of this nature.

Funding under the Acquisition Credit Facilities is conditioned on the satisfaction of conditions customary in similar transactions, including, without limitation:

a. execution of final customary documentation;

b. any waiting periods (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated;

c. the Competition Act approval shall have been obtained;

d. compliance with certain financial covenants after giving effect to the Merger and the borrowing under the Acquisition Credit Facilities;

e. the Minimum Tender Condition and the other conditions to the Offer shall have been fully satisfied or waived and Purchaser shall have accepted such Shares for payment strictly in accordance with the terms of the Offer and the Merger Agreement in the form most recently delivered to RBC Capital Markets (and no term, provision or condition set forth therein shall have been waived, amended, supplemented or modified in a manner material and adverse to the lenders under the Credit Agreement without the consent of RBC Capital Markets); and

f. there not having occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, capitalization or results of operations of the Company and its subsidiaries, taken as a whole, which, without waiver or amendment, would allow Parent or Merger Sub under the terms of the Merger Agreement not to proceed with the Offer and Merger.

Issuance of Common Shares of Parent.  Parent has commenced a public offering of up to $1.25 billion of common shares in Canada and the United States. Parent intends to use the net proceeds of this offering to partially finance, directly or indirectly, the purchase of the Shares pursuant to the Offer and the Merger and to pay fees and expenses related thereto. Parent intends to use the net proceeds from the offering of common shares of Parent to partially fund the Offer and the Merger in place of borrowing under the Tranche A Facility and, upon closing of the offering, Parent expects to cancel the Tranche A Facility.

11.	Background of Offer; Past Contacts or Negotiations with the Company.

On a few occasions in early 2006, members of the Board of Directors of the Company had informal discussions with members of senior management of Parent regarding a potential transaction between Parent and the Company. The parties discussed a possible joint venture, an acquisition by Parent of certain of the Company’s businesses or an acquisition by Parent of the Company. No specific proposal resulted from these discussions.

In September of 2006, preliminary discussions between Parent and the Company ensued, and the parties entered into a Confidentiality Agreement on September 25, 2006. Representatives of Parent and the Company met to discuss potential synergies that could result from a business combination. Following this discussion, representatives of Parent sent a list of preliminary due diligence questions to the Company.

Beginning in early October of 2006, Parent engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as its U.S. legal counsel. Parent engaged in preliminary due diligence with respect to the Company. On October 6, 2006, L. Kenneth Cordell, the Chief Executive Officer, Chairman and President of the Company, and David Bullock, then the Chief Financial Officer of the Company, discussed potential synergies and due diligence questions with representatives of Parent.

In mid-October of 2006, Parent proposed a purchase price of $26.00 in cash for each Share. The parties engaged in further discussions, including with respect to a possible increase in Parent’s offer price as well as the financing that would be required by Parent for a potential transaction.

The parties continued their discussions during October of 2006, including continued due diligence by Parent and its advisors with respect to the Company. Later in October, Parent proposed a purchase price of $28.00 per Share, subject among other things to completion of due diligence and contingent on successful efforts to raise financing for the acquisition. On October 21, 2006, the Board of Directors of Parent held a meeting to discuss and evaluate a potential transaction with senior management of Parent. On October 27, 2006, Parent determined not to proceed with a potential transaction and discussions between Parent and the Company subsequently terminated.

On February 13, 2007, Mr. Cordell met with Michael Wilson, President and Chief Executive Officer of Parent, to discuss a potential transaction, but no preliminary proposal developed.

On August 21, 2007, Messrs. Wilson, Cordell and Bullock and Andrew Mittag, Senior Vice President, Corporate Development and Strategy of Parent, met to discuss a potential transaction. Mr. Cordell subsequently called Mr. Wilson to inform him that Parent would need to indicate a proposed price for the acquisition of the Company by Parent in order to resume due diligence.

On November 2, 2007, the Board of Directors of Parent held a meeting to discuss and evaluate a potential transaction with senior management of Parent and its advisors. At this meeting, the Board of Directors of Parent approved the submission of an acquisition proposal to the Company. Mr. Wilson then contacted Mr. Cordell and indicated that he would like to meet with him to discuss a potential business combination.

On November 5, 2007, Messrs. Wilson and Mittag presented an acquisition proposal at a meeting with Mr. Cordell and other members of the Company’s senior management. Parent proposed, subject to certain conditions, to acquire all of the outstanding Shares of the Company at a purchase price of $36.75 per Share, with $15.48 to be paid in cash and $21.27 to be paid in Parent common shares. Parent’s proposed purchase price represented a 20 percent premium to the Company’s then 20-day volume weighted average Share price of $30.61.

On November 7, 2007, Mr. Cordell called Mr. Wilson to inform him that, in order for negotiations to proceed, Parent would need to raise its proposed price and provide the Company with assurances regarding the certainty of consummation of a transaction.

On November 8, 2007, Parent submitted a revised offer to Mr. Cordell, which proposed that, subject to certain conditions, Parent would acquire all of the outstanding Shares of the Company for an all-cash price of $38.00 per Share. The letter indicated that Parent envisioned effecting the transaction by means of a tender offer, followed by a back-end merger, subject to certain conditions, with an intended announcement date for the transaction of November 26, 2007. Parent also requested that the Company provide access to certain key personnel and information in order to assist Parent in preparing the financial statements that would be required to finance the transaction.

Thereafter, representatives of Parent, the Company and their respective advisors engaged in various discussions and negotiations regarding the terms of the potential transaction. Parent commenced work relating to the reconciliation of the Company’s financial statements to Canadian generally accepted accounting principles.

On November 16, 2007, the Company and Parent executed a side letter to the Confidentiality Agreement, confirming that any merger, acquisition or other extraordinary business transaction between the Company and Parent resulting from their ongoing discussions would be subject to the Confidentiality Agreement.

Over the next several days, the Company responded to Parent’s requests for information and several discussions took place between representatives of the Company, Parent and their respective advisors, covering topics ranging from due diligence matters, timing of the transaction in view of regulatory requirements, negotiation of provisions in a draft merger agreement, and information required in connection with Parent’s efforts to finance the acquisition, as well as other customary topics.

On November 21, 2007, the Company granted Parent and its advisors access to a data room containing certain due diligence materials. Thereafter, representatives of Parent, the Company and their respective advisors continued to engage in various discussions and negotiations regarding the terms of the potential transaction.

On November 28, 2007, Messrs. Wilson and Cordell had a call in which they agreed to recommend a price of $39.00 per Share to their respective Boards of Directors.

On December 2, 2007, the Company and its advisors, including its legal advisor, Wachtell, Lipton, Rosen & Katz, and Parent and its advisors, including Paul Weiss, completed the final negotiations and drafting of the proposed Merger Agreement and related documentation.

On December 2, 2007, Parent retained RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, as its financial advisor with respect to the transaction.

On December 2, 2007, the Board of Directors of the Company held a meeting and approved the Merger Agreement and the consummation of the Offer and the Merger.

On December 2, 2007, the Board of Directors of Parent held a meeting and approved the Merger Agreement and the consummation of the Offer and the Merger.

On December 2, 2007, the Company, Parent and Merger Sub executed the Merger Agreement and, before the opening of the markets on December 3, 2007, issued a joint press release announcing the transaction.

12.	Purpose of the Offer and Plans for the Company.

The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.

We have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Assuming we purchase Shares pursuant to the Offer, Parent intends immediately upon payment by Purchaser for Shares accepted at the Acceptance Time (and from time to time thereafter as Shares are acquired by Parent or Purchaser) to designate a number of directors that is the same proportion as the percentage of Shares then beneficially owned by Parent with respect to the number of Shares then outstanding. Under the terms of the Merger Agreement, the Company is required to take all actions necessary to cause Parent’s director designees to be elected or appointed to the Company’s Board of Directors, including increasing the size of the Board of Directors and causing the resignations of incumbent directors. The Company also agreed to cause individuals designated by Parent to have the same proportionate representation on (i) each committee of the Board of Directors of the Company and (ii) each board of directors and each committee thereof of each subsidiary of the Company. Following the election or appointment of Parent’s designees to the Board of Directors of the Company and until the effective time of the Merger, the approval of a majority of the directors on the Company’s Board of Directors who were not designated by Parent and are not employees of the Company will be required for approval of certain actions relating to the Merger. See Section 13 — “The Transaction Documents — The Merger Agreement.”

Except as described in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any change to the current management or Board of Directors of the Company, delisting any class of equity securities of the Company or becoming eligible for termination of registration under the Exchange Act or any material changes in the Company’s capitalization, current dividend rate or policy, indebtedness, corporate structure or business.

13.	The Transaction Documents.

The Merger Agreement.

This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by us on December 10, 2007 and is incorporated herein by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The Merger Agreement is not intended to provide you with any other factual information about Merger Sub, Parent, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase.

The Offer.  The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, and in any event no later than December 10, 2007. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to satisfaction of the Minimum Tender Condition, the expiration or termination of any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement, obtaining approval under the Competition Act and the satisfaction of the other conditions described in Section 15 — “Conditions to the Offer” (the “Tender Conditions”). The Merger Agreement provides that each Company stockholder who validly tenders (and does not withdraw) Shares in the Offer will receive $39.00 in cash for each Share tendered, without interest and less any required withholding tax.

Purchaser has agreed that, without the consent of the Company, it will not:

•	waive the Minimum Tender Condition;

•	change the form of consideration to be paid in the Offer;

•	decrease the Offer Price or the number of Shares sought to be purchased in the Offer;

•	impose additional conditions to the Offer;

•	reduce the time period during which the Offer will remain open; or

•	modify any of the Tender Conditions described in Section 15 — “Conditions to the Offer” or amend any other term of the Offer in any manner adverse to the holders of the Shares.

Extensions of the Offer.  Unless the Merger Agreement is terminated pursuant to its terms, the initial Expiration Date of the Offer is 12:00 midnight, New York City time, at the end of January 8, 2008. Purchaser has agreed to extend the Offer if, on any scheduled Expiration Date, any of the Tender Conditions has not been satisfied. Any individual extension of the Offer may not exceed seven business days (or such longer period as may be agreed between Parent and the Company) and in no event will Purchaser be required to extend the Offer beyond the Outside Date. Purchaser may also extend the Offer for any period required by rules and regulations of the SEC, the Nasdaq or any other stock exchange or automated quotation system that are applicable to the Offer. Notwithstanding the foregoing, following the initial Expiration Date of the Offer, Parent and Merger Sub may terminate the Merger Agreement and Parent and Purchaser may withdraw the Offer if the Minimum Tender Condition is not satisfied by the later of (i) 20 business days following the initial Expiration Date and (ii) 15 business days following the announcement by Purchaser that necessary approvals under applicable U.S. and Canadian antitrust laws have been obtained (with such time period extended for an additional 20 business days if, upon the expiration of such 15 business day period, a competing takeover proposal for the Company has been publicly announced and not withdrawn).

The Merger Agreement obligates Purchaser to immediately accept for payment and pay for Shares validly tendered pursuant to the Offer (and not withdrawn) on or after any scheduled Expiration Date of the Offer if the conditions to the Offer have been satisfied or waived at that time.

Subsequent Offering Period.  If the Acceptance Time occurs but Purchaser acquires less than 90 percent of the outstanding Shares (on a fully-diluted basis) (assuming exercise of the Top-Up Option described below under “— The Top-Up Option”), Purchaser may, without the consent of the Company, undertake one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent, which will be not less than three nor more than 20 business days in the aggregate.

Board Representation.  The Merger Agreement provides that, immediately upon payment by Purchaser for Shares accepted at the Acceptance Time (and from time to time thereafter as Shares are acquired by Parent or Purchaser), Parent will be entitled to designate a number of directors that is the same proportion as the percentage of Shares then beneficially owned by Parent with respect to the number of Shares then outstanding. The Company is required under the Merger Agreement to take all actions necessary to cause Parent’s director designees to be elected or appointed to the Company’s Board of Directors, including, subject to applicable law and the Company’s certificate of incorporation, increasing the size of the Board of Directors and causing the resignations of incumbent directors. The Company will also cause individuals designated by Parent to have the same proportionate representation on (i) each committee of the Board of Directors of the Company and (ii) each board of directors and each committee thereof of each subsidiary of the Company.

Following the election or appointment of Parent’s designees to the Board of Directors of the Company and until the effective time of the Merger (the “Merger Effective Time”), the approval of a majority of the directors on the Board of Directors of the Company who were not designated by Parent and are not employees of the Company (the “Continuing Directors”) will be required to:

•	amend or terminate the Merger Agreement on behalf of the Company;

•	extend the time for performance of any of the obligations or actions by Parent or Merger Sub (or Purchaser);

•	exercise, enforce or waive compliance with the Merger Agreement for the benefit of the Company; or

•	take any other action by the Company in connection with the Merger Agreement and related transactions.

The Top-Up Option.  Under the Merger Agreement, if Purchaser does not acquire at least 90 percent of the outstanding Shares in the Offer at the Acceptance Time or upon the completion of any subsequent offering period, Purchaser may exercise the Top-Up Option to purchase additional Shares from the Company to enable Purchaser to acquire 90 percent of the outstanding Shares of the Company at a price per Share equal to the Offer Price and effect a short-form merger without requiring a vote of the stockholders of the Company. The Top-Up Option cannot be exercised if the Company does not have a sufficient number of authorized but unissued Shares to enable Purchaser to acquire 90 percent of the outstanding Shares after giving effect to the exercise of the Top-Up Option.

The Merger.  The Merger Agreement provides that Merger Sub will be merged with and into the Company at the Merger Effective Time. Following the Merger, the Company will continue as the Surviving Corporation and the separate corporate existence of Merger Sub will cease.

At the Merger Effective Time, each Share outstanding will be converted into the right to receive a cash amount equal to the per Share amount paid in the Offer, without interest. Notwithstanding the foregoing, the Merger Consideration will not be paid in respect of (a) Shares owned by the Company, Parent, Purchaser or any of their respective subsidiaries and (b) Shares owned by Company stockholders who properly exercise dissenters’ rights under the DGCL.

Vote Required to Approve Merger.  The Merger Agreement provides that if, as of or immediately following the Acceptance Time or the expiration of any subsequent offering period, Purchaser and Parent, taken together, own at least 90 percent of the outstanding Shares (including those acquired pursuant to the Top-Up Option), Parent and the Company will take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders, in accordance with Section 253 of the DGCL. The Merger Agreement further provides that, if a stockholders’ vote is required by applicable law in order to consummate the Merger, as promptly as practicable following the purchase of Shares in the Offer, the Company will take all actions necessary (including preparing, filing and mailing a proxy statement to stockholders of the Company) to duly call, give notice of, convene and hold a meeting of its stockholders solely for the purpose of considering and voting on the Merger Agreement. At any such meeting, all of the Shares then owned by Parent and Purchaser will be voted in favor of the Merger and the Merger Agreement.

Conditions to the Merger.  The Merger Agreement provides that the obligations of Merger Sub, Parent and the Company to effect the Merger following the Acceptance Time are subject to satisfaction or (to the extent permitted by law) waiver by Parent and the Company of the following conditions:

•	if approval of the Merger by the holders of Shares is required by applicable law, the Merger Agreement will have been adopted by holders of a majority of the then outstanding Shares; provided, that Parent and Purchaser will have voted all of their Shares in favor of adopting the Merger Agreement and approving the Merger; and

•	no provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibits the consummation of the Merger will be in effect (each of the Company, Parent and Merger Sub agreeing to use its reasonable best efforts, including appeals to higher courts, to have any order lifted).

Treatment of Employee Stock Options; Restricted Stock Units and Deferred Equity Units. The Merger Agreement provides that each Company stock option, restricted stock unit and deferred equity unit that was granted under a Company stock plan (whether or not fully vested and exercisable) that is outstanding immediately prior to the Acceptance Time will automatically become fully vested and exercisable at the Acceptance Time and will be entitled to a per share cash payment equal to the Offer Price, less applicable withholding taxes and, in the case of the stock options, net of the applicable exercise price for such option.

Representations and Warranties.  The Merger Agreement contains various customary representations and warranties from both Parent and Merger Sub as well as the Company. The Company’s representations and warranties relate to matters including its corporate organization, subsidiaries, capitalization, authority, consents and approval, permits and compliance with laws, SEC filings and financial statements (including with respect to internal controls), absence of certain changes or events, absence of undisclosed liabilities, absence of litigation, environmental matters, employee benefit plans and arrangements, information to be included in securities filings related to the Offer and the Merger, labor and employment matters, intellectual property matters, taxes, real property matters, material contracts, affiliate transactions, broker fees, the opinion of the Company’s financial advisor, state takeover laws and the absence of additional representations by Parent and Merger Sub. Parent and Merger Sub have made representations concerning, among other matters, their organization, authority, consents and approvals, information to be included in securities filings related to the Offer and the Merger, absence of litigation, availability of funds, the operations of Merger Sub, broker fees and the absence of additional representations by the Company.

The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful and material breach.

The Merger Agreement has been filed as an exhibit to the Schedule TO and this summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company’s or Parent’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or Parent. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Conduct of Business by the Company.  The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Merger Effective Time, except as required or permitted by the Merger Agreement or with the prior written consent of Parent, to conduct business in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact the business of the Company and to keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Merger Effective Time, which provide that, subject to certain exceptions, including as required or permitted by the Merger Agreement, the Company and its subsidiaries will not take certain actions without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), including amendments to the Company’s or its subsidiaries’ certificate of incorporation, bylaws or other organizational documents; amendments to terms of its securities or capital stock; issuances, sales, recapitalizations or splits of its securities; repurchases or redemptions of securities; dividends and other distributions (other than the Company’s ordinary course quarterly dividend); acquisitions or dispositions; incurrence of indebtedness; actions related to entry into or amendment or termination of material contracts; increases in compensation or adoption of new benefit plans; changes to accounting policies; authorizations of capital expenditures; adoption of any plan of liquidation; settlement of material litigation; failure to use commercially reasonably efforts to maintain insurance policies; or withdrawal or adverse modification of certain approvals required under Rule 14d-10 under the Exchange Act.

Reasonable Best Efforts.  In the Merger Agreement, each of the Company, Parent and Merger Sub agreed to use their reasonable best efforts to:

•	promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to cause the Tender Offer Conditions described in Section 15 — “Conditions to the Offer” to be satisfied as promptly as practicable; and

•	to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

The Company and Parent also agreed to consult with each other and use their commercially reasonable efforts to obtain consents and approvals of third parties under material contracts to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject.

Governmental Approvals.  In the Merger Agreement, each of Parent and the Company agreed to:

•	file, as promptly as practicable after the date of the Merger Agreement and in any event no later than ten business days after the date of the Merger Agreement, (i) any Notification and Report Forms and related material required to be filed by them with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by the Merger Agreement, and (ii) a pre-merger notification under the Competition Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act with respect to the transactions contemplated by the Merger Agreement, and agreed to promptly make any further filings pursuant thereto that may be necessary, proper or advisable; and

•	use their reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and the Competition Act and any other requisite waiting period under any applicable law. In addition, the Company agreed that in the event there is a second request for information in connection with the parties’ filings under the HSR Act, the Company will use its reasonable best efforts to be in substantial compliance with such request as soon as reasonably practicable, and in any event will be in substantial compliance with such request within two weeks of the time that Parent informs the Company that Parent is in substantial compliance with such request.

Under the Merger Agreement, if the parties thereto have not received all requisite clearances or approvals from governmental entities by the date that is four months from the date of the Merger Agreement (provided that if the Outside Date is extended until September 2, 2008 the reference to four months in this sentence will be extended to be six months), then Parent has agreed to use best efforts to obtain all such clearances and approvals as soon as possible.

Notwithstanding the obligations of the parties to use “reasonable best efforts” or “best efforts” to obtain such approvals or anything else in the Merger Agreement, nothing will (i) limit either the Company’s or Parent’s right to terminate the Merger Agreement pursuant to its terms so long as such party complies in all material respects with its obligations set out above under “— Governmental Approvals”; (ii) require any party to materially amend the Merger Agreement or to waive or forbear from exercising any of its material rights or material remedies under the Merger Agreement; or (iii) require Parent or Purchaser (or any of their affiliates, including the Company and its subsidiaries) to (A) agree to or to effect any divesture, hold separate or similar agreement with respect to any business or assets or (B) agree to enter into, or amend, or agree to amend, any material contracts or material governmental authorizations or take or refrain from taking any other material action or material conduct of any business that, with respect to this clause (B), is adverse in any material manner (the matters in clause (A) or (B), “Adverse Conditions”), if the aggregate revenues generated from assets or businesses subject to Adverse Conditions under clauses (A) and (B) above exceeds $250 million (revenues will be fiscal year 2007 revenues for any Company assets or businesses and calendar year 2006 revenues for any Parent assets or businesses).

Employee Benefit Matters.  The Merger Agreement requires that until December 31, 2008, Parent or the Surviving Corporation must maintain certain compensation and employee benefits for U.S. Company employees (other than those subject to a collective bargaining agreement) at levels comparable to those in effect immediately prior to the Acceptance Time and provides that service with the Company will be credited under corresponding employee benefit plans of Parent or the Surviving Corporation. The Merger Agreement also specifies severance benefits for Company employees through December 31, 2008.

Under the Merger Agreement, Parent agreed to, and to cause the Company to, as of the Acceptance Time, take all action necessary to effectuate certain arrangements with respect to the Company’s incentive compensation, retirement plan and retention program, subject to agreed upon limits. From and after the Acceptance Date, Parent agreed to, and to cause the Company to, honor and perform obligations under certain of the Company’s change of control employment agreements.

The Merger Agreement provides that the covenants relating to employee benefit matters are for the sole benefit of the parties to the Merger Agreement and that no provision of the Merger Agreement creates any third party beneficiary rights in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment by the Company or otherwise. Furthermore, the Merger Agreement does not guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate any employee of the Company for any reason, require Parent or the Surviving Corporation to continue any of the Company’s employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Acceptance Date, in accordance with the terms thereof and applicable law, or amend any of the Company’s employee benefit plans or arrangements.

Indemnification, Exculpation and Insurance.  In the Merger Agreement, Parent has agreed to cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Merger Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation and by-laws of the Company or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date of the Merger Agreement), without further action, as of the Merger Effective Time and such obligations will survive the Merger and continue in full force and effect in accordance with their terms. In addition, Parent, for a period of at least six years after the Merger Effective Time, agreed to cause the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the current or former directors or officers of the Company and its subsidiaries with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Merger Agreement in the certificate of incorporation or by-laws of the Company, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of such directors or officers. Parent has also agreed, from and after the Merger Effective Time, to guarantee to the fullest extent permitted under applicable Law, and cause the Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, each of the obligations under this Section “— Indemnification, Exculpation and Insurance.”

Parent also agreed to cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its subsidiaries, and each person who served as a director, officer, member, trustee or fiduciary of another entity, in each case at the request of the Company or any of its Subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses, provided the Indemnified Party signs an undertaking to repay all amounts so advanced if it is ultimately determined that such Indemnified Party is not entitled to be indemnified for such amounts), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened actions arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Merger Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

Parent also agreed for six years after the Merger Effective Time to cause the Company to maintain (directly or indirectly through the Company’s existing insurance programs) all existing directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Merger Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement. Alternatively, Parent may (i) substitute such policy for (A) policies of Parent or (B) a “tail” policy purchased by Parent or the Company, in each case containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such persons currently covered by the Company’s directors’ and officers’ liability insurance policy or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Merger Effective Time), provided that the Company and Parent will not be obligated to pay, in the aggregate, more than 250 percent of the annual premiums paid as of the date of the Merger Agreement by the Company to obtain such coverage.

No Solicitation.  The Merger Agreement provides that the Company will not, and will cause its subsidiaries and its and their respective directors or officers, and the Company will use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant and other advisor, agent, representative or affiliate not to, directly or indirectly through another person, except as expressly provided in the Merger Agreement:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, result in or facilitate any Takeover Proposal (as defined below) or the making or consummation thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any information, or otherwise cooperate in any way with, any Takeover Proposal; or

•	waive, terminate, modify or fail to enforce any provision of any contractual confidentiality obligation of any person other than Parent.

“Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 20 percent or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20 percent or more of any class of equity securities of the Company or any significant subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20 percent or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the stockholders of any Person would own 20 percent or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time prior to the Acceptance Date, if the Company:

•	receives an unsolicited bona fide written Takeover Proposal, and

•	the Company’s Board of Directors reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), that such Takeover Proposal is likely to result in or constitute to a Superior Proposal (as defined below), then the Company may:

•	provide information with respect to the Company and its subsidiaries to the person making such Takeover Proposal pursuant to a customary confidentiality agreement no less restrictive to such person than the provisions in the confidentiality agreement between Parent and the Company (provided that a copy of all such information is delivered simultaneously to Parent prior to or substantially concurrent with the time it is provided to such person), and

•	participate in discussions or negotiations with the person making the Takeover Proposal regarding such Takeover Proposal.

“Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80 percent of the Shares then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 80 percent of the assets of the Company and its subsidiaries on a consolidated basis, which the Board of Directors of the Company reasonably determines in good faith (after consultation with its legal advisors and a financial advisor of nationally recognized reputation) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal to be (i) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any changes to the financial terms of the Merger Agreement offered by Parent in response to such offer or otherwise, including the certainty of terms offered by Parent or lack thereof) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

In addition, the Company has agreed to notify Parent, orally and in writing, as promptly as practicable (and in any event within the earlier of one business day and 48 hours), of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making such Takeover Proposal. The Company has agreed to keep Parent reasonably informed in all material respects of the status and material terms (including any change to the material terms thereof) of any Takeover Proposal, and promptly provide to Parent (and in any event within the earlier of one business day and 48 hours) after receipt or delivery copies of all takeover Proposals and related agreements, draft agreements exchanged by the parties and material modifications thereof.

The Merger Agreement also provides that, subject to certain exceptions, neither the Company’s Board of Directors nor any committee thereof may (i) withdraw, modify or qualify in any manner adverse to Parent, the recommendation of the Company’s Board of Directors that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if necessary, approve the Merger (the “Company Recommendation”), or take any other action or make any public statement in connection with the Company Recommendation or meeting of the stockholders’ of the Company with the intent and effect of being adverse in any material respect with the Company Recommendation or adopt or recommend, or propose publicly to adopt or recommend to the stockholders of the Company, any Takeover Proposal (any such action being referred to as a “Company Adverse Recommendation Change”) (other than certain “stop, look and listen” communications) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal.

At any time prior to the Acceptance Date, the Company’s Board of Directors may make a Company Adverse Recommendation Change if it has concluded in good faith, after receiving the advice of its outside legal counsel, that the failure of the Board of Directors of the Company to effect a Company Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement.  The Merger Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after receipt of stockholder approval thereof:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Acceptance Date has not occurred on or before the Outside Date; however, the right to terminate the Merger Agreement as described in this paragraph will not be available to any party whose material breach of any representation, warranty or covenant in the Merger Agreement is the principal cause of, or substantially contributed to the failure of the Acceptance Date to occur on or before the Outside Date; or

(ii) if a governmental entity of competent jurisdiction has issued an order or taken any other action permanently enjoining or otherwise prohibiting the Offer or the Merger, and such order or action has become final and nonappealable; however, the right to terminate on this basis will not be available to any party whose material breach of a representation, warranty or covenant in the Merger Agreement has been a principal cause of, or substantially contributed to, such order or action;

(c) by Parent, if prior to the Acceptance Date, the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer described in paragraph (b) or (c) of clause (iv) of Section 15 — “Conditions to the Offer,” and (ii) is incapable of being cured or, is not cured within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent to the Company;

(d) by the Company, if prior to the Acceptance Date, Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in (A) any of the representations or warranties of Parent or Merger Sub set forth in the Merger Agreement (without giving effect to any Parent Material Adverse Effect qualifier (as defined below)) not being true and correct as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or (B) a failure by Parent or Merger Sub to perform in all material respects any obligation, covenant or agreement required to be performed by it under the Merger Agreement prior to such time, and (ii) is incapable of being cured, or is not cured, by Parent or Purchaser, as applicable, within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate impairs or would reasonably be expected to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement or to perform its obligations under the Merger Agreement on or before the Outside Date;

(e) by Parent, if prior to the Acceptance Date, (i) a Company Adverse Recommendation Change has occurred or (ii) the Board of Directors of the Company (A) has taken a position contemplated by Rule 14e-2 of the Exchange Act with respect to any Takeover Proposal other than recommending rejection of such Takeover Proposal (or certain permitted “stop, look and listen” communications) or (B) has failed to publicly reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, in the case of clause (B) above, within seven business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal (which request may only be made once with respect to such Takeover Proposal absent further material changes in such Takeover Proposal);

(f) by the Company, if prior to the Acceptance Date, the Board of Directors of the Company approves, subject to complying with the terms of the Merger Agreement, a Superior Proposal as described above under “— No Solicitation”; however, the Company’s Board of Directors may not terminate the Merger Agreement as described in this paragraph (f) unless:

•	the Company has been in compliance with the terms described above under “ — No Solicitation”;

•	the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement;

•	during the period commencing on the date of receipt of the Company’s notice referred to above and ending on midnight, New York time, at the end of the fourth business day following the date of receipt of such notice (the “Negotiation Period”), the Company offers to negotiate with (and, if accepted, negotiates with), and instructs its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of the Merger Agreement as will enable the Company to proceed with the Merger Agreement and the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor and outside legal counsel and, after considering the results of such negotiations and any changes to the terms and conditions of the Merger Agreement offered by Parent and Merger Sub, if any (including the certainty of the terms offered by Parent or lack thereof), that the Superior Proposal giving rise to the Company’s notice continues to be a Superior Proposal;

•	such termination is within five business days following the Negotiation Period, if any; and

•	the Company makes the payments described below under “— Termination Fee and Expenses” together with a written acknowledgement from each other party to the Superior Proposal that it is aware of such amounts due Parent and that such party waives any right it may have to contest any such amounts payable;

(g) by Parent, if the Minimum Tender Condition is not satisfied by the later of (i) 20 business days following the initial scheduled Expiration Date of the Offer and (ii) 15 business days following the announcement by Purchaser that the conditions to the Offer in respect of HSR Act approval and Competition Act approval have been satisfied or waived; however, if upon the expiration of the 15 business day period in clause (ii) above, a Takeover Proposal has been publicly announced and not withdrawn, such period will be extended for an additional 20 business days.

Termination Fee and Expenses.  The Company must pay a $44 million termination fee plus reimbursement of expenses of up to $10 million, in cash, to Parent:

•	if Parent terminates the Merger Agreement in the circumstances described in paragraph (e) above under “— Termination of the Merger Agreement” and the Company is not entitled to terminate the Merger Agreement in the circumstances described in paragraph (d) above under “— Termination of the Merger Agreement”, in which case the termination fee must be paid no later than the first business day after the termination date;

•	if Parent or the Company terminates the Merger Agreement in the circumstances described above under “— Termination of the Merger Agreement” (other than paragraphs (b)(ii), (d) or (e)) following any time at which Parent was entitled to terminate the Merger Agreement in the circumstances described in paragraph (e) above under “— Termination of the Merger Agreement” and the Company is not entitled to terminate the Merger Agreement in the circumstances described in paragraph (d) under “— Termination of the Merger Agreement”, in which case the termination fee must be paid no later than the first business day after the termination date;

•	if the Company terminates the Merger Agreement in the circumstances described in paragraph (f) above under “— Termination of the Merger Agreement”, in which case the termination fee must be paid simultaneously with termination; or

•	if (i) prior to the Acceptance Date, a Takeover Proposal is made to the Company or directly to the stockholders of the Company generally or otherwise becomes publicly known or any person publicly announces an intention to make a Takeover Proposal (any such event, a “Takeover Announcement”) (and (A) all such Takeover Proposals are not publicly withdrawn at least five business days prior to a termination of the Merger Agreement contemplated by clause (ii) of this sentence or (B) if so withdrawn, thereafter (including following any such termination) a Takeover Announcement is made by such person (or any of its affiliates or any group of which such person of any of its affiliates is a member)), (ii) thereafter, the Merger Agreement is terminated by either Parent or the Company in the circumstances described in paragraph (b)(i) above under “— Termination of the Merger Agreement” (at a time when Parent is entitled to terminate the Merger Agreement in the circumstances described in paragraphs (c) or (g) thereunder (with certain adjustments to the time periods referred to in paragraph (g)), paragraph (c) or paragraph (g) thereunder and (iii) within 12 months after any such termination, the Company enters into a definitive contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of the Merger Agreement) from any person (regardless of whether such person is the same person who made the Takeover Proposal referred to in clause (i)), in which case the termination fee must be paid no later than the first to occur of such event(s) referred to above in clause (iii) of this sentence.

Payment of expenses must be made no later than the first business day after receipt by the Company of documentation of Parent’s expenses.

Parent must pay a $54 million reverse termination fee, in cash, to the Company:

•	if the Merger Agreement is terminated (i) by either Parent or the Company in the circumstances described in paragraph (b)(i) or (b)(ii) above under “— Termination of the Merger Agreement” or (ii) by the Company in the circumstances described in paragraph (d) above under “— Termination of the Merger Agreement” as a result of a material breach by Parent of its obligations described above under “— Governmental Approvals”, and

•	in each of cases (i) and (ii) above, at the time of such termination, (A) any waiting periods (and any extension thereof) applicable to the consummation of the Offer under the HSR Act have not expired or been terminated or approval under the Competition Act has not been obtained, (B) none of the events set forth in paragraph (a) of clause (iv) under Section 15 — “Conditions to the Offer” has occurred and is continuing (other than in connection with U.S. or Canadian antitrust laws), (C) Parent is not entitled to terminate the Merger Agreement in the circumstances described in paragraph (c) or (e) above under

“— Termination of the Merger Agreement”, and (D) if a Takeover Proposal has been made or otherwise become publicly known or any person has publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and such Takeover Proposal has not been publicly withdrawn at least three business days prior to such termination referred to clause (i) or (ii) above, the Minimum Tender Condition has been and remains satisfied, in which case the reverse termination fee must be paid on the first business day following the termination date.

The Confidentiality Agreement

The Company and Parent entered into a confidentiality agreement dated September 25, 2006 (the “Confidentiality Agreement”) in connection with a potential merger, acquisition or other extraordinary business transaction between the Company and Parent (a “Transaction”). As a condition to being furnished confidential Evaluation Material (as defined in the Confidentiality Agreement), each party agreed, among other things, to keep the Evaluation Material confidential, to protect the Evaluation Material and to use the Evaluation Material solely for the purpose of evaluating a Transaction between the Company and Parent.

In addition, for a period of 18 months from the date of the Confidentiality Agreement, the parties agreed that neither party will directly or indirectly, solicit for employment or hire any executive officer, senior manager or other employee or officer of the other party with whom such party had any contact, or of whom such party became aware, in connection with its consideration of a Transaction.

On November 16, 2007, the parties executed a side letter agreement to the Confidentiality Agreement, confirming that any merger, acquisition or other extraordinary business transaction between the Company and Parent resulting from their ongoing discussions would constitute a Transaction for purposes of the Confidentiality Agreement. On November 25, 2007, the parties entered into a further clarifying side letter to the Confidentiality Agreement.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(2) hereto, and the first and second side letters thereto are filed as Exhibits (d)(3) and (d)(4) hereto, respectively. Exhibits (d)(2), (d)(3) and (d)(4) are incorporated herein by reference.

14.	Dividends and Distributions.

The Merger Agreement provides that the Company and its subsidiaries, from the date of the Merger Agreement until the Merger Effective Time, except as required or permitted by the Merger Agreement or with the prior written consent of Parent, will not (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its stockholders and quarterly dividends on the Shares in an amount not to exceed $0.225 per Share per quarter, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any Shares of its capital stock or any of its other securities, except for the redemption of the Company’s 8 1/4% Senior Notes due 2011 pursuant to the terms thereof or any rights, warrants or options to acquire any such Shares or other securities, and purchases, redemptions or other acquisitions of capital stock or other securities required by the terms of certain plans, arrangements or contracts existing on the date hereof between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries; (iv) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any Shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts as in effect on the date of the Merger Agreement, other than (a) the issuance of Shares upon the exercise of Options or the settlement of RSUs or the distribution of Shares in respect of Deferred Equity Units (in each case outstanding on the date of the Merger Agreement and in accordance with their terms on the date of the Merger Agreement) and (b) the grant of Deferred Equity Units (and the distribution of Shares in respect of Deferred Equity Units) in the ordinary course of business consistent with past practice in accordance with, and as required by, the Company’s directors deferred compensation plan as in effect on December 2, 2007.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer, neither Purchaser nor Parent shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares if (i) the Minimum Tender Condition shall not have been satisfied; (ii) any waiting periods (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated; (iii) the Competition Act approval shall not have been obtained; or (iv) at any time on or after the date of the Merger Agreement and prior to the Acceptance Time, any of the following events shall occur and be continuing:

(a) any governmental entity of competent jurisdiction shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger;

(b) (i) any of the representations and warranties of the Company relating to its capital structure and indebtedness shall not be true and correct in all material respects as of any time of determination as if made at the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), (ii) since August 26, 2007, there shall not have been any Material Adverse Effect (as defined below) nor shall there have been any event, occurrence or development that would have a Material Adverse Effect; or (iii) any of the other representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any “materiality” or Material Adverse Effect qualifier therein) shall not be true and correct as of any time of determination as if made at the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(c) the Company shall have not performed in all material respects any obligations, covenants and agreements required to be performed by it under the Merger Agreement prior to the date of determination; or

(d) the Company shall not have furnished Parent on the Expiration Date with a certificate dated as of the Expiration Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth (b) and (c) above shall not have occurred and continue to exist as of the Expiration Date.

The foregoing conditions are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and waiving such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Shares.

Under the Merger Agreement, the term “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, capitalization or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial, capital or securities markets (including interest rates) or the economy in general, (2) in general political or business conditions (including the commencement, continuation or escalation of war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God), or (3) in or affecting the industries in which the Company or any of its subsidiaries operates in general (including changes in weather affecting such industries in general), to the extent (in the case of (1), (2) or (3)) that such change, effect, event, occurrence, state of facts or development does not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other participants in the agricultural product distribution industry; (B) any change in applicable law, U.S. generally accepted accounting principles, Canadian generally accepted accounting principles or other accounting standards, or authoritative interpretations thereof, after December 2, 2007; (C) the execution or announcement of the Merger Agreement or the performance or consummation of the transactions contemplated by the Merger Agreement, including any derivative stockholder litigation resulting therefrom but excluding any other litigation resulting therefrom (provided that the exception in this clause (C) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties relating to consents and approval, permits and compliance with laws and certain employee benefits plans and arrangements and, to the extent related to representations and warranties relating to consents and approval, permits and compliance with laws and certain employee benefits plans and arrangements, the condition set forth in paragraph (b) of clause (iv) in Section 15 — “Conditions to the Offer”); (D) the identity of Parent or any of its affiliates as the acquiror of the Company and its businesses; (E) any change, effect, event, occurrence, state of facts or development resulting from Parent’s unreasonably withholding its consent following written notice from the Company to Parent of such request pursuant to the Company’s obligation under the Merger Agreement with respect to the conduct of its business after December 2, 2007; (F) any action taken under Section 13 “The Transaction Documents — The Merger Agreement — Governmental Approval;” (G) any public statement (or non-public statement that becomes widely known to the Company’s employees, customers or suppliers) made by Parent, Purchaser or Merger Sub concerning the Company or any of its subsidiaries or concerning the Merger Agreement or the transactions contemplated by the Merger Agreement; or (H) any change in the market price of the Shares in and of itself, or failure to meet any internal or published projections, forecasts, predictions or estimates (provided, that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change or effect underlying such a change in market price or failure to meet projections, forecasts, predictions or estimates has resulted in, or contributed to, a Material Adverse Effect); or (ii) impairs or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement or to perform its obligations under the Merger Agreement on or before the Outside Date.

16.	Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, we are not aware of any material approval or other action by any governmental or administrative agency that is required for our acquisition or ownership of Shares as contemplated by the Offer. However, we and our advisors currently are reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, we expect it will be sought, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to our right to decline to purchase Shares if any of the conditions to the Offer shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Antitrust Matters.

United States.  Under the HSR Act, our acquisition of Shares in the Offer may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Division”) and the Federal Trade Commission (the “FTC”) and a required waiting period has expired or otherwise terminated. The HSR Act requires Parent and the Company to each file a Notification and Report Form (the “Form”) with the Division and the FTC and provide that the acquisition of Shares in the Offer may not be consummated earlier than 15 calendar days after receipt of Parent’s Form by the Division and the FTC, unless such period is earlier terminated. Within such 15 day period the Division or the FTC may request additional information or documentary material (known as a “second request”) from Parent and the Company, unless such period is earlier terminated. In the event of such request, the acquisition of Shares in the Offer may not be consummated until ten calendar days after substantial compliance by Parent with such request. If either the 15-day or ten day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal holiday. Parent and the Company will file its Form with the Division and the FTC not later than December 14, 2007. Accordingly, the waiting period under the HSR Act with respect to the Offer will expire not later than at 11:59 p.m., New York City time, on December 31, 2007 unless such period is terminated earlier or extended by the issuance of a second request.

Canada.  The transaction is a “notifiable transaction” for purposes of Part IX of the Competition Act, and it may not be completed before the expiration, waiver or earlier termination of the applicable waiting period after notice of the transaction, together with certain prescribed information, has been provided to the Commissioner of competition appointed under the Competition Act (the “Commissioner”). The waiting period is either 14 or 42 days from the time a complete notification is provided by the parties to the transaction to the Commissioner depending upon whether a short-form or long-form filing has been made. Alternatively, a party to a notifiable transaction may apply to the Commissioner for an advance ruling certificate, which may be issued by the Commissioner in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act. The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal for relief in respect of transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting its completion. Parent intends to apply to the Commissioner for an advance ruling certificate in respect of the Offer and the Merger as soon as practicable following commencement of the Offer. It is a condition of the Offer that the Commissioner shall have (A) issued an advance ruling certificate or (B)(i) the required waiting period shall have expired, been earlier terminated or have been waived and (ii) a “no-action” letter on terms acceptable to the Parent shall have been obtained.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. The Company may apply to the SEC to terminate such registration if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. Parent currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

State Takeover Laws.  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15 percent or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company has elected not to be governed by Section 203 of the DGCL and, therefore, Section 203 of the DGCL is inapplicable to the Merger Agreement and the transactions contemplated therein.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the

Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”

17.	Appraisal Rights.

No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote or other action was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger Consideration.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

If any holder of Shares who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided under Delaware law, each Share of such stockholder will be converted into the right to receive the Offer Price. A stockholder may withdraw his demand for appraisal by delivering to the Company a written withdrawal of his demand for appraisal and acceptance of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time.  The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Office Price therefor.

18.	Fees and Expenses.

We have retained MacKenzie Partners, Inc. as Information Agent and Mellon Investor Services LLC as Depositary in connection with the Offer. We will pay the Information Agent and Depositary reasonable and customary compensation for their respective services hereunder and reimburse them for their reasonable out-of-pocket expenses. Purchaser and Parent also will indemnify the Information Agent and Depositary against certain liabilities in connection with the Offer.

In addition, we have retained RBC as our financial advisor with respect to Offer and the Merger. We will pay RBC reasonable and customary compensation for its services hereunder and reimburse RBC for its reasonable out-of-pocket expenses. Parent also will indemnify RBC against certain liabilities in connection with the Offer and the Merger.

Except as described above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. However, we will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

19.	Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by us.

We have filed with the SEC on December 10, 2007 a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO, including exhibits, and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 — “Certain Information Concerning the Company.”

Agrium U.S. Inc.

December 10, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, all directors and officers have held the office and principal occupation identified below for not less than five years. Unless otherwise indicated, the business address of each director and officer is in care of Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, AB, Canada T2J7E8 and the telephone number of each director and officer is (403) 225-7000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Purchaser.

None of the directors and officers of Purchaser listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Andrew Mittag, Richard Gearheard, Thomas Warner, Gordon Miller, Randy Orgill and Matthew Smith, who are citizens of the United States, all directors and executive officers listed below are citizens of Canada.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Ron A. Wilkinson	53	Director since December 2006. Senior Vice President, and President, Wholesale Business Unit of Parent. Prior to February 2005, Mr. Wilkinson was Senior Vice President, North America Wholesale Business Unit of Parent, prior to October 2004, was Vice President, Operations & Technology of Parent, and prior to August 2003 was Director, Technical Services of Parent.
Richard L. Gearheard c/o Agrium U.S. Inc. 4582 S. Ulster St., Suite 1700 Denver, CO 80237	57	Director and President & Chief Executive Officer. Senior Vice President, and President, Retail Business Unit of Parent and President of Merger Sub since 2007.

Randy N. Orgill Western Farm Service, Inc. Fresno Admin. Center 3705 Beechwood Ave. Fresno, CA 93711	58	Director, Assistant Corporate Secretary since November 2003 and Controller, North America Retail Business Unit.
Bruce G. Waterman	57	Senior Vice President, Finance & Chief Financial Officer. Senior Vice President, Finance & Chief Financial Officer of Parent.
Gary J. Daniel	52	Assistant Corporate Secretary since June 2003. Senior Legal Counsel of Parent, Assistant Corporate Secretary of Parent since June 2003 and Corporate Secretary of Merger Sub since 2007.
Patrick J. Freeman	54	Vice President & Treasurer. Vice President & Treasurer of Parent. Vice President & Treasurer of Merger Sub since 2007.
Stephen G. Dyer	39	Vice President, Manufacturing since September 2006. Vice President, Manufacturing of Parent since December 2005, and Mr. Dyer, prior to December 2005 was Director, Business Development of Parent, prior to July 2005 was Director, Strategic Development of Parent, and prior to March 2005 was Manager, Transportation of Parent.
James M. Grossett	56	Senior Vice President, Human Resources. Senior Vice President, Human Resources of Parent.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Kevin R. Helash	43	Vice President, Marketing & Distribution since May 2006, and Mr. Helash has been Vice President, Marketing & Distribution of Parent since September 2005, prior to September 2005 he was Senior Director, NAW Sales, prior to June 2004 was Director, NAW Sales, and prior to October 2003 was Manager, Canadian Sales of Parent.
Gordon R. Miller Western Farm Service 2787 West Bullard Ave. Suite 101 Fresno, CA 93711	63	Vice President, West Region Operations. Mr. Miller was and continues to be Vice President, Retail West Region of Parent, President of Western Farm Service, Inc. (a wholly-owned subsidiary of Parent) and prior to August 3, 2005 was Vice President of Western Farm Service, Inc.
Andrew K. Mittag	47	Senior Vice President, Corporate Development & Strategy. Senior Vice President, Corporate Development & Strategy of Parent. Prior to December 2005, Mr. Mittag was President & CFO of Rockland Capital Partners, L.L.C. (private advisory firm), and prior to April 2003 was Vice President, Corporate Strategy & Development at TXU Corp. (large electric company based in Dallas).
Leslie O’Donoghue	45	Senior Vice President, General Counsel & Corporate Secretary. Senior Vice President, General Counsel & Corporate Secretary of Parent, and Director of Merger Sub since 2007.
Matthew J. Smith Agrium U.S. Inc. 4582 S. Ulster St. Suite 1700 Denver, CO 80237	48	Vice President, Senior Director, Environmental Health and Safety. Senior Director, Environmental Health and Safety of Parent.
Thomas E. Warner Crop Production Services 2084 Windish Dr. Galesburg, IL 61401	55	Vice President, East Region Operations. Mr. Warner was and continues to be Vice President, Retail East Region of Parent and the President of Crop Production Services, Inc. (a wholly-owned subsidiary of Parent) and prior to August 3, 2005 was the Vice President of Crop Production Services, Inc.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless indicated otherwise, all directors and officers have held the office and principal occupation identified below for not less than five years. Unless otherwise indicated, the business address of each director and officer is Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, AB, Canada T2J7E8 and the telephone number of each director and officer is (403) 225-7000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Parent.

None of the directors and officers of Parent listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Ralph Cunningham, Susan Henry, Richard Gearheard, Gordon Miller, Andrew Mittag and Thomas Warner, who are citizens of the United States, and William Boycott who is a dual citizen of the United States and Canada, all directors and executive officers listed below are citizens of Canada.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Frank W. Proto	65	Director and Board Chair. Mr. Proto is a former Member of the Canada Newfoundland Offshore Petroleum Board (1998-2004).
Neil Carragher	69	Director. Mr. Carragher is a Director of The Westaim Corporation, NUCRYST Pharmaceuticals Corp. (since December 2005), and Director and President of The Corporate Partnership Ltd.
Ralph S. Cunningham	67	Director. Dr. Cunningham is a Director of each of EnCana Corporation (since May 2003), Duncan Energy Partners L.P. (since July 2007), TETRA Technologies, Inc., and a Director, President and Chief Executive Officer of Enterprise G.P. Holdings L.P. (since August 2007). Dr. Cunningham was Interim President and Chief Executive Officer of Enterprise Products G.P., L.L.C. from June 2007 to July 2007, after serving as Group Executive Vice President and Chief Operating Officer of Enterprise Products G.P., L.L.C. since December 2005, and prior to December 2005 he was a Corporate Director of Enterprise Products G.P., L.L.C. Dr. Cunningham is a former Director of Enterprise Products Partners L.P. (1998-2005, as well as from February 2006 to July 2007), and former Board Chair and Director of TEPPCO Partners L.P. (March 2005 to November 2005).
D. Grant Devine	63	Director. Dr. Devine is a Farmer, Rancher and President, Grant Devine Farms and Consulting Services Ltd.
Germaine Gibara	63	Director since September 2004. Ms. Gibara is a Director of Sun Life Financial Inc. (since June 2002), Cogeco Cable Inc. (since December 2003), St. Lawrence Cement Group Inc., TECHNIP (since April 2007) and President, Avvio Management Inc. Ms. Gibara is also a former Director of Pechiney Group (2001-2003).

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Russell K. Girling	45	Director since May 2006. Mr. Girling is a Director, Board Chair and Chief Executive Officer of TC Pipelines, L.P., and President, Pipelines of TransCanada Corporation. Prior to June 2006, Mr. Girling was Executive Vice President, Corporate Development and Chief Financial Officer of TransCanada Pipelines Limited, and prior to March 2003 Executive Vice President and Chief Financial Officer of TransCanada Pipelines Limited, and has held various executive and senior management positions with TransCanada Corporation and its affiliates during the past five years. Mr. Girling is also a former Director of TransCanada Power L.P. (1998-2005).
Susan A. Henry	61	Director. Dr. Henry is the Dean of the College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University (Ithaca, N.Y.). Dr. Henry is also a Director of Seneca Foods Corporation (since August 2007).
Russell J. Horner	58	Director since September 2004. Prior to February 2007, Mr. Horner was a Director, President and Chief Executive Officer of Catalyst Paper Corporation.
A. Anne McLellan	57	Director since September 2006. Ms. McLellan is a Director of Nexen Inc. (since July 2006) and Cameco Corporation (since December 2006), prior to January 2006 was a Member of Parliament for Edmonton Centre (riding also known as Edmonton Northwest and Edmonton West), and served as Deputy Prime Minister of Canada from December 2003 to January 2006, Minister of Public Safety and Emergency Preparedness and Minister of Health.
Victor J. Zaleschuk	64	Director. Mr. Zaleschuk is a Director of Nexen Inc., and Director and Board Chair of Cameco Corporation.
Michael M. Wilson	56	Director and President & Chief Executive Officer since October 2003, and prior to October 2003, President & Chief Operating Officer.
William A. Boycott Agrium Polymer Coatings Corp. 100 Technology Loop Sylacauga, AL 35150	47	Vice President, and President, Advanced Technologies Business Unit, prior to July 2006, General Manager for Kenai Nitrogen Operations (since June 2003).
Stephen G. Dyer	39	Vice President, Manufacturing since December 2005. Prior to December 2005, Director, Business Development, prior to July 2005 Director, Strategic Development, prior to March 2005 Manager, Transportation. Vice President, Manufacturing of Purchaser since September 2006.
Patrick J. Freeman	54	Vice President & Treasurer. Vice President & Treasurer of Purchaser, and Vice President & Treasurer of Merger Sub since 2007.
Richard L. Gearheard Agrium U.S. Inc. 4582 S. Ulster St., Suite 1700 Denver, CO 80237	57	Senior Vice President, and President, Retail Business Unit. Director and President & Chief Executive Officer of Purchaser, and President of Merger Sub since 2007.
James M. Grossett	56	Senior Vice President, Human Resources, Senior Vice President, Human Resources of Purchaser.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Kevin R. Helash	43	Vice President, Marketing & Distribution since September 2005, prior to September 2005, Senior Director, NAW Sales, prior to June 2004 Director, NAW Sales, and prior to October 2003 Manager, Canadian Sales. Vice President, Marketing and Distribution of the Purchaser since May 2006.
Angela S. Lekatsas	46	Vice President & Corporate Controller, prior to November 2005, Controller; prior to August 2005 Manager, Corporate Reporting, and prior to April 2003 a Senior Manager in the Audit and Assurance practice at Deloitte.
Gordon R. Miller Western Farm Service 2787 West Bullard Ave. Suite 101 Fresno, CA 93711	63	Vice President, Retail West Region. Vice President, West Region Operations of Purchaser, President of Western Farm Service, Inc. (a wholly-owned subsidiary of Parent) and prior to August 2005 was Vice President of Western Farm Service, Inc.
Andrew K. Mittag	47	Senior Vice President, Corporate Development & Strategy. Senior Vice President, Corporate Development & Strategy of Purchaser, Mr. Mittag prior to December 2005, was President & CFO of Rockland Capital Partners, L.L.C. (private advisory firm), and prior to April 2003 was Vice President, Corporate Strategy & Development at TXU Corp. (large electric company based in Dallas).
Leslie A. O’Donoghue	45	Senior Vice President, General Counsel & Corporate Secretary. Senior Vice President, General Counsel & Corporate Secretary of Purchaser, and Director of Merger Sub since 2007.
Christopher W. Tworek	58	Vice President, Supply Management.
Thomas E. Warner c/o Crop Production Services 2084 Windish Dr. Galesburg, IL 61401	55	Vice President, Retail East Region. Vice President, East Region Operations of Purchaser, Mr. Warner was and continues to be the President of Crop Production Services, Inc. (a wholly-owned subsidiary of Parent) and prior to August 2005 was Vice President of Crop Production Services, Inc.
Bruce G. Waterman	57	Senior Vice President, Finance & Chief Financial Officer. Senior Vice President, Finance & Chief Financial Officer of Purchaser.
Ron A. Wilkinson	53	Senior Vice President, and President, Wholesale Business Unit, and Mr. Wilkinson, prior to February 2005, was Senior Vice President, North America Wholesale Business Unit, prior to October 2004, was Vice President, Operations & Technology, and prior to August 2003 was Director, Technical Services. Director of Purchaser since December 2006.
Gary J. Daniel	52	Assistant Corporate Secretary since June 2003. Senior Legal Counsel of Parent, Assistant Corporate Secretary of Parent since June 2003 and Corporate Secretary of Merger Sub since 2007.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Merger Sub are set forth below. Unless otherwise indicated, all directors and officers have held the office and principal occupation identified below for not less than five years. The business address of each director and officer is in care of Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, AB, Canada T2J7E8 and the telephone number of each director and officer is (403) 225-7000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Merger Sub.

None of the directors and officers of Merger Sub listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Richard Gearheard, who is a citizen of the United States, all directors and executive officers listed below are citizens of Canada.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Leslie O’Donoghue	45	Director since 2007. Senior Vice President, General Counsel & Corporate Secretary of Purchaser and Senior Vice President, General Counsel & Corporate Secretary of Parent.
Richard L. Gearheard c/o Agrium U.S. Inc. 4582 S. Ulster St., Suite 1700 Denver, CO 80237	57	President since 2007. Director and President & Chief Executive Officer of Purchaser and Senior Vice President, and President, Retail Business Unit of Parent.
Patrick J. Freeman	54	Vice President & Treasurer since 2007. Vice President & Treasurer of Purchaser and Vice President & Treasurer of Parent.
Gary J. Daniel	52	Corporate Secretary since 2007. Corporate Secretary of Purchaser since June 2003, Assistant Corporate Secretary of Parent since June 2003, and Senior Legal Counsel of Parent.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail:	By Facsimile Transmission (For Eligible Institutions Only):	By Registered Mail, Hand or Courier:
Mellon Investor Services LLC Attn: Corporate Actions Dept., 27th Floor PO Box 3301 South Hackensack, NJ 07606-3301 For Confirmation Only, Please Call: 1-800-777-3674	Facsimile: 412-209-6443 Attn: Corporate Actions For Confirmation Only, Please Call: 201-680-4860	Mellon Investor Services LLC Attn: Corporate Actions 480 Washington Boulevard 27th Floor Jersey City, NJ 07310 For Confirmation Only, Please Call: 1-800-777-3674

If you have questions, you can call the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer by contacting the Information Agent at the address and telephone number set forth below. These materials will be furnished at our expense. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
(800) 322-2885 (Toll Free)
Email: tenderoffer@mackenziepartners.com